                                                                      Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
York International Corporation:

We consent to incorporation by reference in the registration statement (No. 33-73077) on Form S-8 of York International Corporation of our report dated June 14, 2002, relating to the statements of net assets available for benefits of the York International Corporation Investment Plan as of December 29, 2001 and 2000, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule as of December 29, 2001, which report appears in the 2001 Annual Report on Form 11-K of the York International Corporation Investment Plan.

/s/ KPMG LLP

KPMG LLP
Harrisburg, Pennsylvania
June 21, 2002


                                       15